Exhibit 10.4

EMPLOYMENT AGREEMENT

As Amended and Restated

THIS AGREEMENT is entered into as of the 20th day of June, 2018, by and between Heritage Bank USA, Inc. (the “Bank”) and John E. Peck (the “Employee”).

WHEREAS, the Employee serves in a position of substantial authority; and

WHEREAS, the Employee and the Bank have previously entered into an employment agreement dated April 17, 2008 (the “Prior Agreement”); and

WHEREAS, the Employee and the Bank wish to make certain revisions to such Prior Agreement and to restate such Prior Agreement in its entirety; and

WHEREAS, the Employee and the Bank acknowledge and agree that this Agreement shall supersede the Prior Agreement and all prior agreements and understandings (whether written or oral) between the Bank and the Employee with respect to the subject matter herein; and

WHEREAS, the Bank desires to ensure the Employee’s continued service for the term of this Agreement; and

WHEREAS, the Employee is willing to continue to serve in the employ of the Bank on the terms and conditions set forth below, and the Board of Directors of the Bank (the “Board”) has determined that such terms and conditions are reasonable and in the best interests of the Bank.

NOW, THEREFORE, it is AGREED as follows:

1. Employment. The Employee shall continue to be employed by the Bank as its President and Chief Executive Officer. Except to the extent that the Board shall have delegated a portion of such authority to one or more other officers, as its President and Chief Executive Officer the Employee shall have general charge and direction of the business of the Bank, shall see that all orders and resolutions of the Board are carried into effect, and shall perform such other administrative and management services for the Bank as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Bank.

2. Base Compensation. The Bank agrees to pay the Employee as President and Chief Executive Officer during the term of this Agreement a salary (the “Base Salary”) at the rate of $316,096 per annum, payable in cash not less frequently than monthly. The Board shall review, not less often than annually, the rate of the Employee’s Base Salary, and in its sole discretion may decide to increase his Base Salary.

3. Discretionary Bonuses. The Employee shall participate in an equitable manner with all other senior management employees of the Bank in discretionary bonuses that the Board may award from time to time to the Bank’s senior management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such discretionary bonuses.

4. Participation in Retirement, Medical and Other Plans. The Employee shall be entitled to participate in any plan that the Bank maintains for the benefit of its employees if the plan relates to (i) pension, profit-sharing, or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans.

(a) Employee Benefits. The Employee shall participate in any fringe benefits that are or may become available to the Bank’s senior management employees, including, for example: any stock option or incentive compensation plans and any other benefits that are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement.

(b) Expenses. The Employee shall be reimbursed for all reasonable out-of-pocket business expenses that he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Bank.

5. Term. The Bank hereby employs the Employee, and the Employee hereby accepts such employment under this Agreement, for the period commencing on the date hereof (the “Effective Date”) and ending June 30, 2021 (or such earlier date as is determined in accordance with Section 9 hereof). Additionally, prior to July 1 of each year, this Agreement and the Employee’s term of employment shall be extended for an additional one-year period beyond the then effective expiration date; provided, however, that the Compensation Committee of the Board determines in a duly adopted resolution that the performance of the Employee has met the Board’s requirements and standards, and that this Agreement shall be extended. Prior to July 1 of each such year, the Compensation Committee and the Board shall meet to review the Employee’s performance and determine whether this Agreement should be extended. By written notice, the Board will inform the Employee as soon as possible after the Board’s annual review whether the Board has determined to extend the term of this Agreement.

6. Loyalty, Full Time and Attention.

(a) During the period of his employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided that, from time to time, the Employee may serve on the board of directors of, and hold any other offices or positions in, companies or organizations, that will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, or unfavorably affect the performance of Employee’s duties pursuant to this Agreement, or will not violate any applicable statute or regulation. “Full business time” is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank, or be gainfully employed in any other position or job other than as provided above.

(b) Nothing contained in this Section 6 shall be deemed to prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Bank, or, solely as a passive or minority investor, in any business.

7. Standards. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Bank will provide the Employee with the working facilities and staff customary for similar executive officers and necessary for him to perform his duties.

8. Vacation and Sick Leave. The Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his duties under this Agreement in accordance with the terms set forth below, all such voluntary absences to count as vacation time; provided that:

(a) The Employee shall be entitled to an annual vacation in accordance with the policies periodically established by the Board for senior management employees of the Bank.

(b) The Employee shall not receive any additional compensation from the Bank on account of his failure to take a vacation, and the Employee shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board.

(c) In addition to the aforesaid paid vacations, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment obligations with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion approve. Further, the Board may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

(d) In addition, the Employee shall be entitled to an annual sick leave benefit as established by the Board.

9. Termination and Termination Pay. Subject to Section 11 hereof, the Employee’s employment hereunder may be terminated under the following circumstances:

(a) Death. The Employee’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event the Employee’s estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which his death occurred.

(b) Disability. The Bank may terminate the Employee’s employment after having established, through a determination by the Board, the Employee’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs the Employee’s ability to substantially perform his duties under this Agreement and that results in the Employee becoming eligible for long-term disability benefits under the Bank’s long-term disability plan (or, if the Bank has no such plan in effect, that impairs the Employee’s ability to substantially perform his duties under this Agreement for a period of 180 consecutive days). The Employee shall be entitled to the compensation and benefits provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of the Employee’s Disability during which the Employee is unable to work due to the physical or mental infirmity, or (ii) any period of Disability that is prior to the Employee’s termination of employment pursuant to this Section 9(b); provided, however, that any benefits paid pursuant to the Bank’s long-term disability plan will continue as provided in such plan.

(c) For Just Cause. The Board may, by written notice to the Employee, immediately terminate his employment at any time, for Just Cause. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for “Just Cause” shall mean termination because of, in the good faith determination of the Board, the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Just Cause unless there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Employee if a member of the Board) at a meeting of the Board called and held for the purpose (after reasonable notice to the Employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of conduct set forth above in the second sentence of this Subsection (c) and specifying the particulars thereof in detail.

(d) Without Just Cause. The Board may, by written notice to the Employee, immediately terminate his employment at any time for any reason; provided that, if such termination is for any reason other than pursuant to Sections 9(a), (b) or (c) above, the Employee shall be entitled to receive the salary provided pursuant to Section 2 hereof, up to the date of expiration of the term (including any renewal term then in effect) of this Agreement (the “Termination Date”). Said sum shall be paid in one lump payment within 10 days of such termination.

(e) Health, Life, Disability and Other Benefits. If the Employee’s termination is for death, or by the Bank for any reason other than Just Cause pursuant to Section 9(c), or by the Employee for Good Reason pursuant to Section 11(a), the Employee (or the Employee’s estate in the event of the Employee’s death) shall be entitled to receive the cost to the Employee of obtaining all health, life, disability and other benefits (excluding any bonus, stock option or other compensation benefits, but including all 401(k) contributions), in which the Employee would have been eligible to participate through the Termination Date based upon the benefit levels substantially equal to those that the Bank provided for the Employee at the date of termination of employment. Said sum shall be paid in one lump payment within 10 days of such termination.

(f) Termination or Suspension Under Federal Law.

(1) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

(2) If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this Paragraph 9(e)(2) shall not affect the vested rights of the parties.

(3) All obligations under this Agreement shall terminate, except to the extent that continuation of this Agreement is necessary for the continued operation of the Bank: (A) at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (B) when the Bank is determined to be operating in an unsafe or unsound condition. Such action shall not affect any vested rights of the parties.

(4) If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(l) of the FDIA (12 U.S.C. § 1818(e)(3) or (g)(l), the Bank’s obligations under this Agreement shall be suspended as of the date of such service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (A) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (B) reinstate (in whole or in part) any of its obligations that were suspended.

(g) Voluntary Termination by Employee. Subject to the provisions of Section 11 hereof, the Employee may voluntarily terminate employment with the Bank during the term of this Agreement, upon at least 60 days’ prior written notice to the Board, in which case the Employee shall receive only his compensation, vested rights and employee benefits accrued up to the date of his termination.

(h) Limitation by Section 18(k) of the FDIA. Notwithstanding anything herein to the contrary, any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and any regulations promulgated thereunder.

10. No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

11. Change in Control.

(a) Notwithstanding any provision herein to the contrary, if the Employee’s employment under this Agreement is terminated by the Bank, without the Employee’s prior written consent and for a reason other than for Just Cause, death or disability or the Employee resigns for Good Reason in connection with or within 12 months after any change in control of the Bank or HopFed Bancorp, Inc. (the “Company”), the Employee shall be paid an amount equal to 2.9 times the Employee’s Base Salary as of the date of termination of employment. Said sum shall be paid in one lump sum within 10 days of such termination. The term “change in control” shall mean (1) a change in the ownership, holding or power to vote more than 25% of the voting stock of the Bank’s or the Company, (2) a change in the ownership or possession of the ability to control the election of a majority of the Bank’s or Company’s directors, or (3) a change in the ownership or possession of the ability to exercise a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934). The term “person” means an individual other than the Employee, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. Termination by the Employee for “Good Reason” as used herein shall mean, termination by the Employee based on: (1) without the Employee’s express written consent, a material reduction by the Bank of the Employee’s Base Salary as the same may be increased from time to time; (2) without the Employee’s express written consent, a material dimunition in the Employee’s authority, duties, or responsibilities; (3) a material dimunition in the authority, duties or responsibilities of the supervisor to whom the Employee is required to report; (4) the principal executive office of the Bank is relocated more than thirty (30) miles from Hopkinsville, Kentucky, or the Bank requires the Employee to be based anywhere other than an area in which the Bank’s principal executive office is located, except for reasonably required travel on behalf of the business of the Bank; or (5) the failure by the Bank to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 13(a) hereof. The Employee must provide written notice to the Bank or its sucessor of the existence of such condition that constitutes “Good Reason” within 90 days of the initial existence of such condition. The Bank shall have 30 days after receipt of such notice to remedy the condition and, if remedied, the Employee shall not be entitled to be paid the benefits described in this Section 11 in connection with the Employee’s termination of employment.

(b) Notwithstanding any contrary provision in this Agreement, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by the Company, the Bank, or any of their subsidiaries to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement including, without limitation, any restricted stock or similar right or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (the “Total Payment”), would be subject, but for the application of this Section 11(b), to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto (the “Excise Tax”), by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Code Section 280G(b)(2), or any successor provision thereto, then

(i) if the After-Tax Payment Amount would be greater by reducing the amount of the Total Payment otherwise payable to Employee to the minimum extent necessary (but in no event less than zero) so that, after such reduction, no portion of the Total Payment would be subject to the Excise Tax, then the Total Payment shall be so reduced; and

(ii) if the After-Tax Payment Amount would be greater without the reduction then there shall be no reduction in the Total Payment.

As used in this Section 11(b), “After-Tax Payment Amount” means (i) the amount of the Total Payment, less (ii) the amount if federal income taxes payable with respect to the Total Payment calculated at the maximum marginal income tax rate for each year in which the Total Payment shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of the Total Payment), less (iii) the amount of the Excise Tax, if any, imposed on the Total Payment. For purposes of any reduction made under this Section 11(b), the portion of the Total Payment that shall be reduced shall be those that provide Employee the best economic benefits, and to the extent any individual components of the Total Payment are economically equivalent, each shall be reduced pro rata.

(c) In the event that any dispute arises between the Employee and the Bank as to the terms or interpretation of this Agreement, including this Section 11, whether instituted by formal legal proceedings or otherwise, including an action that Employee takes to enforce the terms of this Section 11 or to defend against any action taken by the Bank, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such disputes or proceedings, provided that the Employee shall have obtained a final judgment by a court of competent jurisdiction in his favor. Such reimbursement shall be paid within 10 days of Employee’s providing the Bank with written evidence, which may be in the form, among others, of a canceled check or receipt, of any costs or expenses incurred by the Employee.

12. Non-Interference. Upon termination of employment other than in connection with or within 12 months after any change in control of the Bank or the Company (as defined in Section 11(a)), the Employee agrees that the Employee will not make contact with any of the employees of the Bank with whom he had contact during the course of his employment with the Bank for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s relationship with the Bank.

13. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank that shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the corporation. The Bank shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or business of the Bank (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform or to cause to be performed all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Bank had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Employee. The Bank shall also require all entities that control or that after the transaction will control (directly or indirectly) the Bank or any such successor or assignee to agree to cause to be performed all of the obligations under this Agreement, such agreement to be set forth in a writing reasonably satisfactory to the Employee.

(b) Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

14. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

15. Applicable Law. This Agreement shall be governed in all respects, whether as to its validity, construction, capacity, performance or otherwise, by the laws of the Commonwealth of Kentucky, except to the extent that Federal law shall be deemed to apply.

16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof

17. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto. This Agreement shall supercede the Prior Agreement in its entirety.

18. Section 409A of the Internal Revenue Code. The severance payments provided in this Agreement are intended to qualify as short-term deferrals under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder. For purposes of the Agreement, termination of employment as used herein shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder. Notwithstanding the foregoing, in the event the Employee is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, payment shall be withheld and shall be paid to the Employee on the first day of the seventh month following the Employee’s termination of employment.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

ATTEST:	HERITAGE BANK

By:
Secretary		Steve Hunt
Chairman, Compensation Committee

WITNESS:

John E. Peck